Exhibit 19
1.0OVERVIEW

1.1Purpose & Scope
L3Harris employees shall comply with laws and regulations related to material non-public information and insider trading. This policy specifically prohibits the purchase and sale of securities of a company (including L3Harris) while in possession of material non-public information regarding that company and the disclosure of material non-public information regarding a company to others who then trade in securities of that company. This policy also prohibits certain other transactions involving L3Harris securities and imposes certain additional restrictions on members of the L3Harris Board of Directors (“Directors”) and officers.

As an essential part of work for L3Harris, Directors, officers and employees may have access to material non-public information about L3Harris or about L3Harris business, including information about companies with which L3Harris does or may do business. L3Harris has adopted this policy to assist in preventing insider trading and to help everyone understand the prohibitions so as to avoid the consequences associated with violations of insider trading laws.

1.2Key Terms
Material Non-Public Information: any information that a reasonable investor would likely consider important in making a decision to buy, hold or sell securities and that has not been disclosed broadly to the marketplace with sufficient time to be fully absorbed. Any information that could be expected to affect a company's stock price, whether it is positive or negative, should be considered material. See Sections 2.1 and 2.2 of this policy for more detailed information.

1.3Supporting Documents
LGL-01     Ethics and Business Conduct
LGL-34     Proprietary Information
1.4Responsibilities
As described in greater detail in Section 2.11 of this policy, although Directors, officers and employees bear the ultimate responsibility for complying with this policy and avoiding prohibited transactions, Directors, officers and employees may obtain guidance regarding compliance with this policy by consulting with the L3Harris Legal Department.

2.0POLICY
Directors, officers and employees of L3Harris, who are aware of material non-public information relating to L3Harris, may not directly or indirectly (through family members or other persons or entities):

•buy or sell stocks, bonds, debentures, options (puts or calls) or other derivative securities of L3Harris (other than pursuant to a L3Harris pre-approved trading plan that complies with SEC Rule 10b5-1 and applicable L3Harris guidelines), or engage in any other action to take personal advantage of that information; or
•communicate material non-public information to others outside of L3Harris, including family or friends, unless any such disclosure is made in accordance with L3Harris policies regarding the protection or authorized external disclosure of information regarding L3Harris; or
•assist anyone engaged in the above activities.

In addition, Directors, officers and employees of L3Harris, who are aware of material non-public information about a company with which L3Harris does or may do business, including customers or suppliers, may not, directly or indirectly (through family members or other persons or entities), trade in that company's securities, take personal advantage of that information, or communicate that information to others until the information becomes public or is no longer material.

This policy, and these same restrictions, also apply to Directors’, officers’ and employees’ family members and others living in their households, who gain access to or become aware of such material non-public information from the Directors, officers and employees, and to entities controlled or influenced by Directors, officers, employees and such other persons. All Directors, officers and employees are responsible for such persons' and entities’ compliance with this policy. L3Harris may also determine from time to time that this policy should apply to other persons, such as contractors or consultants, who have access to material non-public information. The existence of an actual or perceived personal emergency or hardship (financial or otherwise) does not excuse noncompliance with this policy.

2.1Material Non-Public Information - While it is impossible to list all types of information that might be material, information related to the following subjects is often regarded as material:

•financial information, including orders, sales or income results, projections or forecasts of future earnings or losses or other earnings guidance
•changes to previously announced earnings guidance
•mergers, tender offers or acquisitions of other companies or major purchases or sales of assets
•awards or cancellations of major contracts or the gain or loss of a significant customer or supplier
•changes in senior management
•financing transactions outside of the ordinary course
•changes in dividend policy or share repurchase practices, the declaration of a stock split or an offering of additional securities
•development of significant new products or technologies
•major litigation or government investigations or the threat thereof
•major transactions or negotiations with other companies regarding joint ventures, alliances or licensing agreements
•significant cybersecurity incidents
•imposition of a prohibited trading period (other than a Quiet Period (as defined below)) pursuant to this policy

This list is merely illustrative and is not exhaustive. In addition, remember that if a securities transaction becomes the subject of scrutiny, it will be viewed after the fact with the benefit of hindsight. Before engaging in any transaction, carefully consider how enforcement authorities and others might view the transaction in hindsight.

2.2Timing of Transactions - Directors, officers and employees aware of material non-public information, may not trade until the information has been disclosed broadly to the marketplace (such as by press release or an SEC filing) and the investing public has had time to fully absorb the information. As a general rule, information should not be considered fully absorbed by the marketplace until one full trading day has elapsed (a full 24-hour period at a minimum) following its public release. For example, if L3Harris were to announce material non-public information of which a Director, officer or employee were aware at 4:30 p.m. U.S. Eastern time on a Thursday, trading in L3Harris securities should be deferred until Monday morning (assuming Friday was a trading day; if Friday was not a trading day, such Director, officer or employee should not trade until Tuesday morning).

2.3Tipping Information to Others – In addition to Directors, officers and employees aware of material non-public information regarding L3Harris or a company with which L3Harris does business being prohibited from trading in securities of L3Harris or such other company, as applicable, they equally are prohibited from giving “tips” on material non-public information; that is, directly or indirectly disclosing such information to any other person, including family members and relatives, so that the other person may trade in securities of L3Harris or such other company, as applicable, or otherwise taking personal advantage of that information.

2.4Prohibited Trading Periods – Quiet Period - In addition to this policy’s general prohibition on trading while aware of material non-public information, including material financial information, (a) all Directors, officers and executive-level employees of L3Harris, and (b) all other employees of L3Harris who are aware of or have access to material non-public financial information relating to quarterly or annual consolidated or segment level financial results of L3Harris are prohibited from directly or indirectly trading in L3Harris securities during the period commencing on the fifteenth (15th) calendar day of the third month of a fiscal quarter and continuing until one full trading day has elapsed (a full 24-hour period at a minimum) following the public release of the quarterly or annual financial information (such period is referred to as the “Quiet Period”), unless pursuant to a L3Harris pre-approved trading plan that complies with SEC Rule 10b5-1 and applicable L3Harris guidelines.

As an example, for a quarter ending September 29, when earnings will be released at 4:30 p.m. U.S. Eastern time, Thursday, October 26, the Quiet Period would run from September 15 through Friday, October 27, and trading would be permitted starting on Monday, October 30.

In addition to the quarterly Quiet Period, L3Harris may, from time to time, impose other prohibited trading periods upon notice to those persons who are affected.

2.5Stock Option Exercises – This policy prohibits any Director, officer or employee of L3Harris who is aware of material non-public information from exercising options to purchase shares of L3Harris stock unless the shares of L3Harris stock are acquired via a cash exercise or “net” exercise or otherwise do not involve a sale of L3Harris’ securities, and the acquired shares are not sold until such material non-public information has been disclosed broadly to the marketplace and the investing public has had time to fully absorb the information. “Cashless exercise” of an L3Harris stock option through a broker does involve a sale of L3Harris’s securities, and therefore would not qualify under this exception.

In addition, and consistent with Section 2.4 of this policy, this policy prohibits any person subject to a Quiet Period or other prohibited trading period, in either case, pursuant to Section 2.4 of this policy from exercising options to purchase shares of L3Harris stock during such Quiet Period or other prohibited trading period unless: (a) the shares of L3Harris stock are acquired via a cash exercise or “net” exercise or otherwise do not involve a sale of L3Harris’ securities, and the acquired shares are not sold until following the expiration of that Quiet Period or other prohibited trading period; or (b) pursuant to a L3Harris pre-approved trading plan that complies with SEC Rule 10b5-1 and applicable L3Harris guidelines.

2.6Additional Prohibited Transactions - L3Harris considers it improper and inappropriate for any Director, officer or employee of L3Harris to engage in short-term or speculative transactions in L3Harris securities. This policy, therefore, prohibits Directors, officers and employees of L3Harris from engaging in any of the following types of transactions as described below:

•Short Sales. Short sales of L3Harris securities evidence an expectation on the part of the seller that the securities will decline in value. Short sales may also reduce the incentive to improve L3Harris' performance. Short sales of L3Harris securities are prohibited by this policy and, in addition, are prohibited by law in the case of Directors and executive officers.
•Publicly Traded Put or Call Options. Transactions in exchange-traded put or call options are, in effect, a bet on the short-term movement of L3Harris stock and therefore create the appearance of trading based on inside information. Transactions in L3Harris puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited by this policy.
•Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms that may permit an individual to continue to own L3Harris securities without the full risks and rewards of ownership (including prepaid variable forward contracts, equity swaps, collars and exchange funds). When that occurs, the individual may no longer have the same objectives as L3Harris’ other shareholders. Therefore, this policy prohibits Directors, officers and executive-level employees of L3Harris from engaging in such transactions. Other employees of L3Harris wishing to enter into such an arrangement must first submit the proposed transaction for approval by L3Harris’ General Counsel or another designated member of the L3Harris Legal Department (any such request for pre-clearance must be submitted at least two weeks prior to the proposed execution of documents for such transaction, and any pre-clearance granted shall be effective only for the time period specified in such pre-clearance and shall not constitute legal advice or any guarantee of compliance with applicable law).
•Standing Orders. Standing orders (except standing orders under a pre-approved L3Harris trading plan that complies with SEC Rule 10b5-1 and applicable L3Harris guidelines) should be used only for a very brief period of time. The problem with purchases or sales resulting from standing instructions to a broker is that there is no control over the timing of the transaction. The broker could execute a transaction when a Director, officer or employee is aware of material non-public information.

2.7Transactions Under Company Plans; Gifts

•Retirement Plan. This policy does not apply to purchases in the L3Harris stock fund of the L3Harris 401(k) or other retirement savings plans (including any supplemental executive or excess retirement savings plans) resulting from the periodic contribution of money to such plans pursuant to a payroll deduction election or from the automatic reinvestment of dividends paid on L3Harris stock. This policy does apply to transfers out of or into the L3Harris stock fund of such plans and to elections to increase or decrease the percentage of periodic contributions that will be allocated to the L3Harris stock fund in such plans.
•Dividend Reinvestment Plan. This policy does not apply to purchases of L3Harris stock under the L3Harris Dividend Reinvestment Plan (“DRIP”) resulting from the automatic reinvestment of dividends paid on L3Harris stock. This policy does apply to voluntary purchases of L3Harris stock resulting from additional contributions and to elections to participate in the DRIP or to increase or decrease the level of participation in the DRIP. This policy also applies to sales of L3Harris stock purchased pursuant to the DRIP.
•Equity Plan Tax Withholding. This policy does not apply to the withholding by L3Harris of shares of L3Harris stock to satisfy tax-withholding obligations upon the vesting of equity awards, such as restricted stock, restricted units, performance shares, performance units or similar equity grants or upon exercise of options (including in “net” exercise circumstances). This policy does apply to sales of such vested equity awards and shares acquired upon such exercises of options.
•Gifts. Bona fide gifts of securities to unaffiliated third parties who are not subject to this policy are permitted under this policy, provided that the donor has not “tipped” material non-public information to the done or otherwise coordinated with the done regarding trading in the gifted securities, and provided, further, that Directors and executive officers of L3Harris are prohibited from making any such bona fide gifts during a Quiet Period.

2.8Additional Restrictions on Directors and Executive Officers - Directors and executive officers of L3Harris are subject to numerous laws relating to transactions in L3Harris securities, including compliance with the reporting requirements of Section 16 of the Securities Exchange Act of 1934 and prohibitions on trading during pension fund “blackouts.” As a result, Directors and executive officers of L3Harris must pre-clear with L3Harris' General Counsel, or another designated member of the L3Harris Legal Department, any transactions involving L3Harris securities or gifts of L3Harris securities (including indirect transactions made through family members or other persons or entities subject to this policy), and must also pre-clear with L3Harris' General Counsel, or another designated member of the L3Harris Legal Department, any formal trading plan under SEC Rule 10b5-1. Such pre-clearance may include confirmation that the cyber/security organization has reported any cybersecurity incident that is or reasonably could be a significant cybersecurity incident to the General Counsel and other designated members of the Legal Department authorized to pre-clear trades under this policy (in addition to other relevant members of management to whom reporting is required), pursuant to applicable L3Harris policy. Such written Rule 10b5-1 plans are subject to applicable L3Harris guidelines, may only be adopted at a time when a Director or executive officer is not aware of material non-public information and must require the broker involved to notify L3Harris in writing immediately following the execution of any transaction pursuant to such plan. Once such a plan is adopted, the individual must not exercise any influence over the amounts, price or dates of the transactions to be effected. Notwithstanding any pre-clearance of a trade or such a plan, such pre-clearance shall not constitute legal advice or any guarantee of compliance with applicable law, and L3Harris assumes no liability for the consequences of such trade or any transaction made pursuant to such plan. Before undertaking any transactions in L3Harris stock, Directors and executive officers of L3Harris should also assess the impact of such transaction on applicable stock ownership guidelines.

It is L3Harris policy that Directors and officers (as defined under Section 16 of the Securities Exchange Act of 1934) of L3Harris are prohibited from holding or purchasing L3Harris securities on margin or in a margin account or otherwise pledging L3Harris securities as collateral for margin accounts, loans or for any other purpose. (Use of “cashless exercise” procedures by Directors and officers of L3Harris to exercise stock options is not covered by this prohibition if such exercise otherwise complies with this policy and other relevant policies).

2.9Post-Termination Transactions – This policy continues to apply to transactions in L3Harris securities even after a Director’s, officer’s or employee’s relationship with L3Harris terminates. If a Director, officer or employee is in possession of material non-public information when such Director’s, officer’s or employee’s relationship with L3Harris terminates, L3Harris securities may not be traded until such information has become public or is no longer material. In addition, if a Director, officer or employee is subject to Quiet Period or other prohibited trading period restrictions under Section 2.4 of this policy when such Director’s, officer’s or employee’s relationship with L3Harris terminates, the Quiet Period or other prohibited trading period restrictions will continue to apply after such termination until the end of the Quiet Period or other prohibited trading period.

2.10Consequences and Penalties - The SEC, stock exchanges and the Financial Industry Regulatory Authority have sophisticated electronic surveillance techniques and other capabilities to uncover insider trading. The consequences of an insider trading violation can be severe and could include significant fines and imprisonment. Insider trading violations are pursued vigorously by the SEC, U.S. Attorneys and state enforcement authorities, as well as the laws of foreign jurisdictions.

In addition, failure to comply with this policy may subject a Director, officer or employee to private party damages and L3Harris-imposed sanctions up to and including termination of employment for cause, whether or not the failure to comply also results in a violation of law.

2.11Personal Responsibility; Company Assistance - Directors, officers and employees bear the ultimate responsibility for complying with this policy and avoiding prohibited transactions. Any person who has a question about this policy or intends to trade in L3Harris securities or in the securities of another company with which L3Harris does business may obtain guidance regarding compliance with this policy by consulting with the L3Harris Legal Department. Such guidance, however, shall not constitute legal advice or any guarantee of compliance with applicable law, and L3Harris assumes no liability for the consequences of any such trade or otherwise in connection with such guidance.

2.12Reporting Violations - Any violation or prospective violation of this policy is a serious matter and must be reported immediately to the L3Harris Legal Department in compliance with the reporting obligations of LGL-01.